UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: March 30, 2011

X-RITE, INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	000-14800	38-1737300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no.)

4300 44th Street S.E. Grand Rapids, Michigan		49512
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code:

(616) 803-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into Material Definitive Agreement

On March 30, 2011, X-Rite, Incorporated (the “Company”) and certain of its domestic subsidiaries entered into a new $225 million senior secured credit agreement, with Bank of America, N.A., as Administrative Agent, Fifth Third Bank and General Electric Capital Corporation, as Co-Syndication Agents, and the other lenders party thereto, consisting of a revolving credit facility in an aggregate principal amount of $55 million and a term loan in an aggregate principal amount of $170 million (the “Credit Facility”).

Outstanding borrowings under the Credit Facility will bear interest at a rate per annum equal to LIBOR or Prime interest rate, plus initial spreads of 350 and 250 basis points, respectively (subject to adjustment based on the Company’s consolidated leverage ratio), payable in arrears on the last day of the applicable interest period but in no event less frequently than every three months. In addition, upon the satisfaction of certain conditions, the Company will have the right to raise additional funds to increase the amounts available under the Credit Facility up to an aggregate of $300 million. The Credit Facility matures on March 30, 2016.

The new credit agreement contains various customary representations, warranties and covenants by the Company, including, without limitation, (i) covenants regarding maximum leverage and minimum fixed charge coverage; (ii) limitations on the amount of capital expenditures; (iii) limitations on fundamental changes involving the Company or its subsidiaries, (iv) limitations on the disposition of assets and (v) limitations on indebtedness, investments, restricted payments and liens.

The obligations of the Company under the Credit Facility are secured on a senior basis by a lien on substantially all of the assets of the Company and its material United States subsidiaries and guaranteed by Company’s material United States subsidiaries.

The Company initially borrowed approximately $185 million under the Credit Facility. The Company used the proceeds from the Credit Facility and cash on hand to refinance the outstanding indebtedness under its prior credit facility and to redeem all of its outstanding shares of Series A Preferred Stock having an aggregate redemption amount of $49.4 million. The Company will incur charges of approximately $14 million associated with this refinancing transaction primarily related to the early redemption fee and unamortized discount on the Series A Preferred Stock.

The descriptions of the Credit Facility set forth above are qualified in their entirety by reference to the credit agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

On March 30, 2011, in connection with the refinancing transactions described above, the Company’s First Lien Credit and Guaranty Agreement, dated as of October 24, 2007, has been terminated. In addition, on March 30, 2011, all of the Company’s outstanding shares of Series A Preferred Stock were redeemed. The information set forth above in Item 1.01 relating to the refinancing of the Company’s indebtedness and redemption of the Series A Preferred Stock is incorporated by reference into this Item 1.02.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Section 8 – Other Events

Item 8.01. Other Events

On March 30, 2011, the Company issued a press release announcing the refinancing transaction and redemption of its Series A Preferred Stock described above. A copy of this press release is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Credit Agreement, dated March 30, 2011, by and among the Company, Bank of America, N.A., as Administrative Agent, Fifth Third Bank and General Electric Capital Corporation, as Co-Syndication Agents, and the other lenders party thereto

99.1	Press Release, dated March 30, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

Dated: March 31, 2011	X-RITE, INCORPORATED

By:	/s/ Rajesh K. Shah
Rajesh K. Shah Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	Credit Agreement, dated March 30, 2011, by and among the Company, Bank of America, N.A., as Administrative Agent, Fifth Third Bank and General Electric Capital Corporation, as Co-Syndication Agents, and the other lenders party thereto

99.1	Press Release, dated March 30, 2011

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